Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports First Quarter 2019 Financial Results

– First Quarter GAAP EPS of $0.47 –

– Announces Acquisition of Three Franchised Restaurants and Territory Development Rights –

– Declares $0.13 Per Share Quarterly Dividend –

WINTER PARK, Fla.—(BUSINESS WIRE)—May 3, 2019—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 31, 2019.

Highlights for the first quarter of 2019 were as follows:

•

Restaurant sales in the first quarter of 2019 increased 2.4% to $113.0 million compared to $110.4 million in the first quarter of 2018.  Average unit weekly sales were $111.4 thousand in the first quarter of 2019, an increase of 1.1% compared to $110.3 thousand in the first quarter of 2018.

•	Net income in the first quarter of 2019 was $13.9 million, or $0.47 per diluted share, compared to net income of $13.6 million, or $0.45 per diluted share, in the first quarter of 2018.
•

Net income in the first quarter of 2019 included $39 thousand in acquisition-related expenses associated with the acquisition of the three restaurants from our Philadelphia and Long Island franchisee, and a $0.5 million income tax benefit related to the impact of discrete income tax items.   Net income in the first quarter of 2018 included $0.5 million in acquisition-related expenses associated with the acquisition of our Hawaiian franchisee, and a $0.4 million income tax benefit related to the impact of discrete income tax items.

•

Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.45 in the first quarter of 2019, compared to $0.45 in the first quarter of 2018.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•	During the first quarter of 2019, the Company returned $6.5 million through dividends, share repurchases and debt repayments.
•	One new franchised Ruth’s Chris Steak House restaurant opened in the first quarter in China.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “I’m pleased with our first quarter results, which included comparable restaurant sales growth, consistent margins year-over-year, and GAAP EPS of $0.47 despite weather challenges.”

Henry added, “I’m excited to announce the acquisition of three franchised restaurants and development territory from longtime franchise partner Marsha Brown.  This acquisition includes two restaurants in the Philadelphia, PA area and one on Long Island, NY.  Additionally, we purchased the development rights to these areas which will contribute to our long-term growth strategy by unlocking valuable territory.  I am thrilled to welcome these restaurants and our new team members to the Ruth’s Chris corporate family.”

Review of First Quarter 2019 Operating Results

Total revenues in the first quarter of 2019 were $119.7 million, an increase of 2.8% compared to $116.5 million in the first quarter of 2018.

Company-owned Sales

•

Comparable restaurant sales at Company-owned restaurants increased 1.8% compared to the first quarter of 2018, which consisted of flat traffic, as measured by entrees, and an average check increase of 1.8%.  Comparable restaurant sales and traffic were positively affected by approximately 200 basis points due to the shift of the New Year’s Eve holiday into the first quarter of 2019 from the fourth quarter of 2017, and negatively impacted by approximately 90 basis points due to the shift of Easter into the second quarter of 2019 from the first quarter of 2018.

•

78 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2019, compared to 77 Ruth’s Chris Steak House restaurants at the end of the first quarter of 2018.  Total operating weeks for the first quarter of 2019 increased to 1,014 from 1,001 in the first quarter of 2018.

Franchise Income

•

Franchise income in the first quarter of 2019 was $4.6 million, an increase of 3.2% compared to $4.4 million in the first quarter of 2018.  The increase in franchise income was driven primarily by a 3.1% increase in comparable franchise restaurant sales.

•	76 franchisee-owned restaurants were open at the end of the first quarter of 2019 compared to 74 at the end of the first quarter of 2018.

Operating Expenses

•

Food and beverage costs, as a percentage of restaurant sales, decreased 30 basis points to 28.2% as compared to the first quarter of 2018, primarily driven by a 3.7% decrease in total beef costs, as well as an increase in average check of 1.8%.

•

Restaurant operating expenses, as a percentage of restaurant sales, increased 60 basis points to 47.4% as compared to the first quarter of 2018. The increase in restaurant operating expenses as a percentage of restaurant sales was primarily due to higher labor costs.

•	Marketing and advertising costs, as a percentage of total revenues, remained steady at 3.0% as compared to the first quarter of 2018.
•

General and administrative expenses, as a percentage of total revenues, decreased 40 basis points to 7.3% as compared to the first quarter of 2018.  The decrease as a percentage of total revenues, was primarily driven by $0.5 million in acquisition related expenses included in the first quarter of 2018.

•	Income tax expense was $2.5 million in the first quarter of 2019 compared to $2.4 million in the first quarter of 2018.

Development Update

The Company currently has four signed leases for new Company-owned restaurants; one in Columbus, OH, one in Washington DC, one in Somerville, MA and one in Oklahoma City, OK.  The Columbus, Washington DC and Somerville restaurants are expected to open in the second half of 2019, while the Oklahoma City restaurant is expected to open in 2020.

Franchise partners opened a new restaurant in Chongqing, China in the first quarter.  Our franchise partners are currently expected to open a new restaurant in St. George, UT, now in the first half of 2020.

Share Repurchase and Debt

During the first quarter, the Company repurchased approximately 26 thousand shares for $0.6 million, at a $22.03 average price per share.  The Company has approximately $31.5 million remaining under its share repurchase authorization.

The Company repaid $2 million in debt under its senior credit facility during the quarter.  At the end of the first quarter, the Company had $39.0 million in debt outstanding under its senior credit facility, with an additional $46.8 million of availability.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.13 per share.  The dividend will be paid on June 6, 2019 to shareholders of record as of the close of business on May 23, 2019 and represents an 18% increase from the quarterly cash dividend paid in June of 2018.

Franchisee Acquisition

On May 1, 2019, the Company entered into an asset purchase agreement to acquire the two franchised Ruth’s Chris Steak House restaurants in the Philadelphia area, one restaurant in Garden City, NY as well as development rights for these territories for approximately $19 million in cash.  The purchase price for the restaurants is subject to adjustments for certain deposits, credits, inventory and prepaid amounts.  The Company expects the transaction to close in the third quarter.

Financial Outlook

Based on current information and the aforementioned franchise acquisition, Ruth's Hospitality Group, Inc. is revising its full year 2019 outlook based on a 52-week year ending December 29, 2019, as follows:

•	Food and beverage costs of 28.0% to 30.0% of restaurant sales
•	Restaurant operating expenses of 48.0% to 50.0% of restaurant sales
•	Marketing and advertising costs of 3.4% to 3.6% of total revenue
•	General and administrative expenses of $35 million to $36 million, exclusive of integration costs related to the franchise acquisition
•	Effective tax rate of 17% to 19%, excluding discrete income tax items
•	Capital expenditures of $54 million to $56 million, inclusive of the $19 million related to the franchise acquisition, resulting in depreciation expense of $20.0 million to $22.0 million
•	Fully diluted shares outstanding of 29.9 million to 30.3 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss first quarter 2019 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 323-794-2423. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 3508625. The replay will be available until Friday, May 10, 2019. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings and acquisitions, capital expenditures, strategy, financial outlook, our effective tax rate and the impact of healthcare inflation, recent accounting pronouncements and tax reform legislation, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s credit agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this presentation have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 31,	April 1,
	2019	2018

Revenues:
Restaurant sales	$112,986	$110,364
Franchise income	4,558	4,417
Other operating income	2,197	1,745
Total revenues	119,741	116,526
Costs and expenses:
Food and beverage costs	31,848	31,405
Restaurant operating expenses	53,603	51,679
Marketing and advertising	3,629	3,477
General and administrative costs	8,751	8,976
Depreciation and amortization expenses	4,969	4,461
Pre-opening costs	98	140
Total costs and expenses	102,898	100,138
Operating income	16,843	16,388
Other income (expense):
Interest expense, net	(405)	(380)
Other	2	12
Income from continuing operations before income tax expense	16,440	16,020
Income tax expense	2,529	2,384
Income from continuing operations	13,911	13,636
Income (loss) from discontinued operations, net of income taxes	-	10
Net income	$13,911	$13,646
Basic earnings per common share:
Continuing operations	$0.48	$0.46
Discontinued operations	-	-
Basic earnings per share	$0.48	$0.46
Diluted earnings per common share:
Continuing operations	$0.47	$0.45
Discontinued operations	-	-
Diluted earnings per share	$0.47	$0.45
Shares used in computing net income per common share:
Basic	29,275,501	29,689,870
Diluted	29,903,511	30,384,180
Dividends declared per common share	$0.13	$0.11

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations, the impact of acquisition related costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

	13 Weeks Ended
	March 31,	April 1,
	2019	2018
GAAP Net income	$13,911	$13,646
GAAP Income tax expense	2,529	2,384
GAAP (Income) loss from discontinued operations	0	(10)
GAAP Income from continuing operations before income tax expense	16,440	16,020
Adjustments:
Franchisee acquisition costs	39	452
Adjusted net income from continuing operations before income taxes	16,479	16,472
Adjusted income tax expense (1)	(2,538)	(2,492)
Impact of excluding certain discrete income tax items	(483)	(358)
Non-GAAP net income	$13,458	$13,622

GAAP diluted earnings per common share	$0.47	$0.45

Non-GAAP diluted earnings per common share	$0.45	$0.45

Weighted-average number of common shares outstanding - diluted	29,903,511	30,384,180

(1) Adjusted income tax expense is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.